Utz Brands Reports Fourth Quarter and Full Year 2025 Results

Hanover, PA – February 12, 2026 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded Salty Snacks and a small-cap value Staples equity, today reported financial results for the Company’s fiscal fourth quarter and full year ended December 28, 2025.

4Q’25 Summary(1)
•Net Sales increased 0.4% to $342.2 million
•Organic Net Sales increased 0.4%; Branded Salty Snacks Organic Net Sales increased 2.5%
•Gross Profit Margin increase of 50bps
•Adjusted Gross Profit Margin increase of 560bps
•Net Income decreased to $(3.3) million
•Adjusted Net Income increased 16.0% to $37.6 million
•EBITDA decreased 38.4% to $25.0 million
•Adjusted EBITDA increased 17.5% to $62.4 million
•Diluted Earnings Per Share decreased to $(0.03)
•Adjusted Earnings Per Share increased 18.2% to $0.26

FY’25 Summary(2)
•Net Sales increased 2.1% to $1,438.8 million
•Organic Net Sales increased 2.4%; Branded Salty Snacks Organic Net Sales increased 4.7%
•Gross Profit Margin decline of 130bps
•Adjusted Gross Profit Margin expansion of 260bps
•Net Income decreased to $(7.7) million
•Adjusted Net Income increased 6.2% to $117.1 million
•EBITDA decreased (33.0)% to $122.7 million
•Adjusted EBITDA increased 8.1% to $216.5 million
•Diluted Earnings Per Share decreased to $0.01
•Adjusted Earnings Per Share increased 6.5% to $0.82

FY’26 Outlook Highlights(3)
•Organic Net Sales Growth in the range of 2% to 3%, assuming a flat Salty Snacks Category at the midpoint of range
•5% to 8% Adjusted EBITDA Growth, including 53rd week
•Adjusted Free Cash Flow in range of $60 to $80 million(4)

(1) All comparisons for the fourth quarter of 2025 are compared to the fourth quarter ended December 29, 2024.
(2) All comparisons for the full fiscal year 2025 are compared to the full fiscal year ended December 29, 2024.
(3) See “Fiscal Year 2026 Outlook” below for certain assumptions and disclaimers regarding our Fiscal Year 2026 Outlook.
(4) Adjusted Free Cash Flow is defined as Cash Flows From Operating Activities less Capital Expenditures Plus Net Sales of Property and Equipment from Cash Flows from Investing Activities

“2025 was a year of solid progress in a dynamic operating environment. Branded Salty Organic Net Sales increased nearly 5%(1), driven by the Power Four Brands and Expansion Geographies. We also expanded Adjusted Gross Margin by more than 250bps for the full year, with an especially strong performance of 560bps in the fourth quarter.” said Howard Friedman, Chief Executive Officer of Utz.

Mr. Friedman continued, “Looking ahead to 2026, we expect that our business drivers will continue to be highly effective with continued strong productivity, Organic Net Sales growth above the category led by our Branded Salty segment, and targeted investments in marketing and capabilities.”

“Our initiatives to improve free cash flow and balance sheet leverage are starting to deliver, with leverage improving to 3.4x at year-end,” said BK Kelley, EVP and Chief Financial Officer of Utz. “We are introducing Adjusted Free Cash Flow guidance, and believe this demonstrates our commitment to substantially improving this metric and continuing to reduce leverage.”

Fourth Quarter 2025 Results

Fourth quarter Net Sales increased 0.4% to $342.2 million compared to $341.0 million in the prior year period. Organic Net Sales also increased 0.4% year-over-year, driven by higher net price realization of 0.5%. This was partially offset by a unfavorable volume/mix contribution of (0.1)%. Branded Salty Snacks Organic Net Sales(3) (representing 89% of total Organic Net Sales) increased 2.5% led by our Power Four Brands, offset by a 14.8% decline in Non-Branded & Non-Salty Snacks Organic Net Sales(3), primarily due to a decline in Partner Brands and Dips & Salsas.

For the 13-week period ended December 28, 2025, the Company’s Branded Salty Snacks Retail Sales increased 3.5% versus the prior year period, outperforming the 1.1% increase for the Salty Snack category overall(3). The Company’s Retail Volumes increased by 0.5% compared to a 0.3% increase for the Salty Snack category, and the Company drove Retail Sales share gains in its Expansion Geographies, while the Power Four Brands gained share in Core Geographies(2)(3). The Company’s Power Four Brands of Utz®, On The Border®, Zapp’s® and Boulder Canyon® Retail Sales increased by 5.3%.

Gross Profit Margin of 26.0% increased 50bps compared to 25.5% in the prior year period. Adjusted Gross Profit Margin of 36.5% increased 560bps compared to 30.9% in the prior year period. The increase in Adjusted Gross Profit Margin was driven by productivity savings, which more than offset increased investments to support capacity expansion and supply chain cost inflation.

Selling, General and Administrative Expenses (“SG&A Expenses”) were $94.9 million, or 27.7% of Net Sales, compared to $79.4 million, or 23.3% of Net Sales, in the prior year period. Adjusted SG&A Expenses were $62.4 million, or 18.2% of Net Sales, compared to $52.5 million, or 15.4% of Net Sales, in the prior year period. The increase in both SG&A Expenses and Adjusted SG&A Expenses as a percentage of Net Sales were primarily due to adding capabilities and selling costs to support the Company’s geographic expansion and growth initiatives.

The Company reported Net (Loss) Income of $(3.3) million compared to Net Income of $2.1 million in the prior year period. Adjusted Net Income in the quarter increased 16.0% to $37.6 million compared to $32.4 million in the prior year period. Adjusted Earnings Per Share increased 18.2% to $0.26 compared to $0.22 in the prior year period. The Adjusted Earnings Per Share increase in the fourth quarter was the result of higher Adjusted Net Income, driven by an increase in Adjusted EBITDA and a lower tax rate, partially offset by an increase in depreciation and amortization and interest expense.

The Company reported EBITDA of $25.0 million compared to EBITDA of $40.6 million in the prior year period. Adjusted EBITDA increased 17.5% to $62.4 million, or 18.2% as a percentage of Net Sales, compared to $53.1 million, or 15.6% as a percentage of Net Sales, in the prior year period. The increase in Adjusted EBITDA was driven by Adjusted Gross Profit Margin expansion, which more than offset the increase in Adjusted SG&A expenses.

(1) Versus prior year period.
(2) Industry-wide data described in this section was measured by Circana MULO+ w/convenience.
(3) Capitalized but undefined terms in this section are defined in “Other Defined Terms” further below.

Balance Sheet and Cash Flow Highlights

•As of December 28, 2025
◦Total liquidity of $240.1 million, consisting of cash on hand of $120.4 million and $119.7 million available under the Company’s revolving credit facility.
◦Net debt of $741.8 million resulting in a Net Leverage Ratio of 3.4x based on trailing twelve months Adjusted EBITDA of $216.5 million.

•For the 52 weeks ended December 28, 2025
◦Cash flow provided by operations was $112.2 million.
◦Capital expenditures were $102.8 million. Dividends and distributions paid were $37.7 million.

Share Repurchase Program

On Feb 10, 2026, Utz Brand's Board of Directors approved the Company’s first share repurchase program for up to $50 million of the Company’s Class A common stock. “This inaugural share repurchase program provides us with another method to distribute capital to our shareholders longer term, while prioritizing both the investments needed to support our growth and reducing leverage in the near-term,” continued Howard Friedman. “This balanced capital allocation strategy affirms our prioritized commitment to improve our balance sheet and then returning capital to shareholders through dividends and share repurchases over time.”

Fiscal Year 2026 Outlook

The Company will benefit from a 53rd week in the fourth quarter of 2026. Guidance has indicated the impact of the 53rd week, where appropriate. For the fiscal year 2026, the Company expects:
•Organic Net Sales growth of 2% to 3%, assuming a flat Salty Snacks category at midpoint, led by continued Branded Salty Snacks growth, particularly the Power Four Brands. This metric excludes the 53rd week

◦We expect that the 53rd week will benefit Reported Net Sales by approximately $20 million in the fourth quarter of 2026

•Productivity savings of approximately 4% of Adjusted COGS

•Adjusted EBITDA growth of 5% to 8% and Adjusted EBITDA margin expansion, led by Adjusted Gross Margin expansion fueled by strong productivity cost savings and improved product mix. This metric includes the 53rd week
◦We expect that the 53rd week will benefit Adjusted EBITDA by approximately $3 million in the fourth quarter of 2026

•Adjusted EPS decline in range of 3% to 6%, driven primarily by higher depreciation and amortization of approximately $13 million, higher interest expense, and a higher tax rate, the impact of these three items equating to approximately 12 cents

◦We expect that the 53rd week will benefit Adjusted EPS by 2 cents in the fourth quarter of 2026
•Adjusted Free Cash Flow in the range of $60 and $80 million

◦Adjusted Free Cash Flow is defined as Cash Flows From Operating Activities less Capital Expenditures Plus Net Sales of Property and Equipment

The Company also expects:

•An effective tax rate (normalized GAAP basis tax expense, which excludes one-time items) of between 17-19%;
•Interest expense in the range of $47 to $49 million;
•Depreciation and amortization in the range of $93 to $97 million
•Capital expenditures in the range of $60 to $65 million with the majority focused on delivering accelerated productivity savings and supporting targeted growth initiatives; and
•Net Leverage Ratio between 3.0x - 3.2x at fiscal year-end 2026

Quantitative reconciliations are not available for the forward-looking non-GAAP financial measures used herein without unreasonable efforts due to the high variability, complexity, and low visibility with respect to certain items which are excluded from Organic Net Sales, Adjusted EBITDA, Net Leverage Ratio, normalized GAAP basis tax expense, excluding one-time items, and Adjusted Earnings Per Share, respectively. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future financial results.

Conference Call and Webcast Presentation

The Company has also posted a pre-recorded management discussion of its fourth quarter and full year 2025 results to its website at https://investors.utzsnacks.com. In addition, the Company will host a live question and answer session with analysts at 8:30 a.m. Eastern Time today. Please visit the “Events & Presentations” section of Utz’s Investor Relations website at https://investors.utzsnacks.com to access the live listen-only webcast. Participants can also dial in over the phone by calling 1-888-596-4144. The Event Plus passcode is 3860587. The Company has also posted presentation slides and additional supplemental financial information, which are available now on Utz’s Investor Relations website.

About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands, including Utz®, On The Border® Chips & Dips, Zapp’s®, and Boulder Canyon®, among others.

After over a century with a strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz's products are distributed nationally through grocery, mass merchandisers, club, convenience, drug, and other channels. Based in Hanover, Pennsylvania, Utz has multiple manufacturing facilities located across the U.S. to serve our growing customer base. For more information, please visit the Company’s website or call 1‐800‐FOR‐SNAX.

Investors and others should note that Utz announces material financial information to its investors using its Investor Relations website, U.S. Securities and Exchange Commission (the “Commission”) filings, press releases, public conference calls, and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products, and other Company information. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s Investor Relations website.

Investor Contact
Trevor Martin
Utz Brands, Inc.

tmartin@utzsnacks.com

Media Contact
Colleen Farley
Utz Brands, Inc.
cfarley@utzsnacks.com

Forward-Looking Statements

This press release includes certain statements made herein that are not historical facts but are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements generally are accompanied by or include, without limitation, statements such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” "forecast,” "intend,” "expect,” “anticipate,” “believe,” “seek,” “target” “goal”, “on track” or other similar words, phrases or expressions. These forward-looking statements include future plans for the Company, including outlook for fiscal 2026, plans related to the transformation of the Company’s supply chain, the Company’s product mix, the Company’s expectations regarding its level of indebtedness and associated interest expense impacts; the estimated or anticipated future results and benefits of the Company’s future plans and operations; the Company’s cost savings plans and the Company’s logistics optimization efforts; the effects of tariffs, inflation or supply chain disruptions on the Company or its business; the benefits of the Company’s productivity initiatives; the effects of the Company’s marketing and innovation initiatives; the Company’s future capital structure; future opportunities for the Company’s growth; statements regarding the Company’s projected balance sheet and liabilities, including net leverage; and other statements that are not historical facts.

These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. Some factors that could cause actual results to differ include, without limitation: our operation in an industry with high levels of competition and consolidation; our reliance on key customers and ability to obtain favorable contractual terms and protections with customers; changes in demand for our products driven by changes in consumer preferences and tastes or our ability to innovate or market our products effectively; changes in consumers’ loyalty to our brands due to factors beyond our control; impacts on our reputation caused by concerns relating to the quality and safety of our products, ingredients, packaging, or processing techniques; the potential that our products might need to be recalled if they become adulterated or are mislabeled; the loss of retail shelf space and disruption to sales of food products due to changes in retail distribution arrangements; our reliance on third parties to effectively operate both our direct-to-warehouse delivery system and our direct-store-delivery network system; the evolution of e-commerce retailers and sales channels; disruption to our manufacturing operations, supply chain, or distribution channels; the effects of inflation, including rising labor costs; shortages of raw materials, energy, water, and other supplies; changes in the legal and regulatory environments in which we operate, including with respect to tax legislation such as the One Big Beautiful Bill Act; potential liabilities and costs from litigation, claims, legal or regulatory proceedings, inquiries, or investigations into our business; potential adverse effects or unintended consequences related to the implementation of our growth strategy; our ability to successfully identify and execute acquisitions or dispositions and to manage integration or carve out issues following such transactions; the geographic concentration of our markets; our ability to attract and retain highly skilled personnel (including risks associated with our recently announced executive leadership transition); impairment in the carrying value of goodwill or other intangible assets; our ability to protect our intellectual property rights; disruptions, failures, or security breaches of our information technology infrastructure; climate change or legal, regulatory or market measures to address climate change; our exposure to liabilities, claims or new laws or regulations with respect to environmental matters; the increasing focus and opposing views, legislation and expectations with respect to ESG initiatives; restrictions on our operations imposed by covenants in our debt instruments; our exposure to changes in interest rates; adverse impacts from disruptions in the worldwide financial markets, including on our ability to obtain new credit; our exposure to any new or increased income or product taxes; pandemics, epidemics or other disease outbreaks; our exposure to changes to trade policies and tariff and import/export regulations by the United States and other jurisdictions; potential volatility in our Class A Common Stock caused by resales thereof; our dependence on distributions made by our subsidiaries; our payment obligations pursuant to a tax receivable agreement, which in certain cases may exceed the tax benefits we realize or be accelerated; provisions of

Delaware law and our governing documents and other agreements that could limit the ability of stockholders to take certain actions or delay or discourage takeover attempts that stockholders may consider favorable; our exclusive forum provisions in our governing documents; the influence of certain significant stockholders and members of Utz Brands Holdings, LLC, whose interests may differ from those of our other stockholders; and other risks and uncertainties set forth in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 28, 2025 and in the other reports we file with the U.S. Securities and Exchange Commission from time to time.

Forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication. The Company cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise required by law.

Non-GAAP Financial Measures:

Utz uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results and identify trends in our underlying operating results, and it provides additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. These non-GAAP financial measures do not represent financial performance in accordance with generally accepted accounted principles in the United States (“GAAP”) and may exclude items that are significant to understanding and assessing financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations, earnings per share or other measures of profitability, liquidity, or performance under GAAP. You should be aware that the presentation of these measures may not be comparable to similarly titled measures used by other companies.

Management believes that non-GAAP financial measures should be considered as supplements to the GAAP measures reported, should not be considered replacements for, or superior to, the GAAP measures, and may not be comparable to similarly named measures used by other companies. The Company’s calculation of the non-GAAP financial measures may differ from methods used by other companies. We believe that these non-GAAP financial measures provide useful information to investors regarding certain financial and business trends relating to the financial condition and results of operations of the Company to date when considered with both the GAAP results and the reconciliations to the most comparable GAAP measures, and that the presentation of non-GAAP financial measures is useful to investors in the evaluation of our operating performance compared to other companies in the Salty Snack industry, as similar measures are commonly used by the companies in this industry. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of management judgment about which items of expense and income are excluded or included in determining these non-GAAP financial measures. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.

Utz uses the following non-GAAP financial measures in its financial communications, and in the future could use others:
•Organic Net Sales
•Adjusted Gross Profit
•Adjusted Gross Profit as % of Net Sales (Adjusted Gross Profit Margin)
•Adjusted Cost of Goods Sold (COGS)
•Adjusted Selling, General and Administrative Expense
•Adjusted Selling, General and Administrative Expense as % of Net Sales (Adjusted Selling, General and Administrative Expense Margin)
•Adjusted Net Income

•Adjusted Earnings Per Share
•Adjusted Earnings Before Taxes
•EBITDA
•Adjusted EBITDA
•Adjusted EBITDA as % of Net Sales (Adjusted EBITDA Margin)
•Effective Normalized Tax Rate
•Net Leverage Ratio
•Adjusted COGS
•Branded Salty Snacks Organic Net Sales
•Non-Branded & Non-Salty Snacks Organic Net Sales
•Adjusted Free Cash Flow

Organic Net Sales is defined as Net Sales excluding the impacts of acquisitions, divestitures and independent operator (“IO”) route conversions that took place after 1Q’2024.

Adjusted Gross Profit represents Gross Profit excluding Depreciation and Amortization expense, a non-cash item. In addition, Adjusted Gross Profit excludes the impact of costs that fall within the categories of non-cash adjustments and/or other cash adjustment items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. Adjusted Gross Profit is one of the key performance indicators that our management uses to evaluate operating performance. We also report Adjusted Gross Profit as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Gross Profit Margin.

Adjusted Cost of Goods Sold (COGS) represents Net Sales less Adjusted Gross Profit

Adjusted Selling, General and Administrative Expense is defined as all Selling, General and Administrative expense excluding Depreciation and Amortization expense, a non-cash item. In addition, Adjusted Selling, General and Administrative Expense excludes the impact of costs that fall within the categories of non-cash adjustments and/or other cash adjustment items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. We also report Adjusted Selling, General and Administrative Expense as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Selling, General and Administrative Margin.

Adjusted Net Income is defined as Net Income excluding Depreciation and Amortization expense, a non-cash item, related to fair value adjustments on property, plant, and equipment, and definite-lived intangibles relating to business combinations recorded in prior periods. In addition, Adjusted Net Income excludes deferred financing fees, interest income, and expense relating to IO loans and certain non-cash adjustments and/or other cash adjustment items such as those related to stock-based compensation, hedging, and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, remeasurement of warrant liabilities and financing-related costs. Lastly, Adjusted Net Income normalizes the income tax provision to account for the above-mentioned adjustments.

Adjusted Earnings Before Taxes is defined as Adjusted Net Income before normalized GAAP basis tax expense.

Adjusted Earnings Per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding for each period on a fully diluted basis assuming the shares of Class V Common Stock of the Company are converted to Class A Common Stock of the Company.

EBITDA is defined as Net Income Before Interest, Income Taxes, and Depreciation and Amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash adjustments and/or other cash adjustment items, such as stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the users of this release because the financial information contained in the release can be used in the evaluation of Utz’s operating performance compared to other companies in the Salty Snack industry, as similar measures are commonly used by companies in this industry. In this release, we also provide Adjusted EBITDA as a percentage of Net Sales as an additional measure for readers to evaluate our Adjusted EBITDA Margin.

Adjusted Free Cash Flow is defined as Cash Flow from Operating Activities on the Consolidated Statements of Cash Flows less Purchases of Property and Equipment (Capital Expenditures) plus Net Proceeds from Sale of Property and Equipment, both included in Cash flow from investing activities on the Consolidated Statements of Cash Flows.

Effective Normalized Tax Rate is defined as normalized GAAP basis tax expense, which excludes one-time items, divided by Adjusted Earnings before Taxes.

Net Leverage Ratio is defined as trailing twelve month Adjusted EBITDA divided by Net Debt. Net Debt is defined as Gross Debt less Cash and Cash Equivalents.

Other Defined Terms:

Branded Salty Snacks is defined as Power Four Brands and Other Brands. Power Four Brands consist of the Utz® brand, On The Border®, Zapp’s®, and Boulder Canyon®. Other Brands include Golden Flake®, TORTIYAHS!®, Hawaiian®, Bachman®, Tim’s Cascade®, Dirty Potato Chips®, TGI Fridays® and Vitner's®.

Non-Branded & Non-Salty Snacks is defined as partner brands, private label, co-manufacturing for which we are the manufacturer, Utz branded non-salty snacks such as On The Border® Dips and Salsa, and sales not attributable to specific brands.

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the thirteen weeks ended December 28, 2025 and December 29, 2024
(In millions, except share information)
(Unaudited)

(in millions)	Thirteen weeks ended December 28, 2025	Thirteen weeks ended December 29, 2024
Net sales	$342.2	$341.0
Cost of goods sold	253.1	253.9
Gross profit	89.1	87.1

Selling, general and administrative expenses
Selling	54.9	46.4
General and administrative	40.0	33.0
Total selling, general and administrative expenses	94.9	79.4

Gain (loss) on sale of assets, net	9.9	(0.5)

Income from operations	4.1	7.2

Other (expense) income
Interest expense	(9.6)	(8.3)
Other (expense) income	(0.3)	1.0
Gain on remeasurement of warrant liability	—	15.5
Other (expense) income, net	(9.9)	8.2

(Loss) income before income taxes	(5.8)	15.4
Income tax (benefit) expense	(2.5)	13.3
Net (loss) income	(3.3)	2.1

Net loss attributable to noncontrolling interest	0.8	0.2
Net (loss) income attributable to controlling interest	$(2.5)	$2.3

(Loss) earnings per share of Class A Common Stock: (in dollars)
Basic	$(0.03)	$0.03
Diluted	$(0.03)	$0.03
Weighted-average shares of Class A Common Stock outstanding:
Basic	87,509,774	83,119,960
Diluted	87,509,774	86,685,475

Net (loss) income	$(3.3)	$2.1
Other comprehensive (loss) income:
Change in fair value of interest rate swap	(3.4)	5.5
Comprehensive (loss) income	(6.7)	7.6
Net comprehensive loss (income) attributable to noncontrolling interest	2.1	(2.1)
Net comprehensive (loss) income attributable to controlling interest	$(4.6)	$5.5

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the fiscal years ended December 28, 2025 and December 29, 2024
(In millions, except share information)
(Unaudited)

(in millions)	For the Fiscal Year Ended December 28, 2025	For the Fiscal Year Ended December 29, 2024
Net sales	$1,438.8	$1,409.2
Cost of goods sold	1,080.5	1,040.1
Gross profit	358.3	369.1

Selling, general and administrative expenses
Selling	203.7	180.6
General and administrative	144.3	129.5
Total selling, general and administrative expenses	348.0	310.1

Gain (loss) on sale of assets, net	9.2	(0.1)

Income from operations	19.5	58.9

Other (expense) income
Gain on sale of business	—	44.0
Interest expense	(43.1)	(44.9)
Loss on debt extinguishment	(0.5)	(1.3)
Other income	0.7	2.5
Gain on remeasurement of warrant liability	22.8	10.2
Other (expense) income, net	(20.1)	10.5

(Loss) income before income taxes	(0.6)	69.4
Income tax expense	7.1	38.7
Net (loss) income	(7.7)	30.7

Net loss (income) attributable to noncontrolling interest	8.5	(14.8)
Net income attributable to controlling interest	$0.8	$15.9

Earnings per share of Class A Common Stock: (in dollars)
Basic	$0.01	$0.19
Diluted	$0.01	$0.19
Weighted-average shares of Class A Common Stock outstanding:
Basic	86,577,082	82,102,876
Diluted	87,773,614	85,433,980

Net (loss) income	$(7.7)	$30.7
Other comprehensive (loss) income:
Change in fair value of interest rate swap	(16.1)	(7.5)
Comprehensive (loss) income	(23.8)	23.2
Net comprehensive loss (income) attributable to noncontrolling interest	14.8	(11.7)
Net comprehensive (loss) income attributable to controlling interest	$(9.0)	$11.5

Utz Brands, Inc.
CONSOLIDATED BALANCE SHEETS
December 28, 2025 and December 29, 2024
(In millions, except per share information)
(Unaudited)

	As of December 28, 2025	As of December 29, 2024
ASSETS
Current Assets
Cash and cash equivalents	$120.4	$56.1
Accounts receivable, less allowance of $3.3 and $3.3, respectively	100.8	119.9
Inventories	119.3	101.4
Prepaid expenses and other assets	39.9	35.3
Current portion of notes receivable	4.0	4.6
Total current assets	384.4	317.3
Non-current Assets
Assets held for sale	10.3	—
Property, plant and equipment, net	379.2	345.2
Goodwill	865.2	865.2
Intangible assets, net	963.9	996.5
Non-current portion of notes receivable	10.8	9.2
Other assets	179.8	189.5
Total non-current assets	2,409.2	2,405.6
Total assets	$2,793.6	$2,722.9
LIABILITIES AND EQUITY
Current Liabilities
Current portion of term debt	$31.4	$16.1
Current portion of other notes payable	6.5	6.9
Accounts payable	197.4	151.0
Accrued expenses and other	87.9	78.3
Current portion of warrant liability	—	33.0
Total current liabilities	323.2	285.3
Non-current Liabilities
Non-current portion of term debt	818.2	752.5
Non-current portion of other notes payable	14.2	15.0
Non-current accrued expenses and other	166.5	164.2
Deferred tax liability	126.6	123.7
Total non-current liabilities	1,125.5	1,055.4
Total liabilities	1,448.7	1,340.7
Commitments and contingencies
Equity
Shares of Class A Common Stock, $0.0001 par value; 1,000,000,000 shares authorized; 87,509,774 and 83,537,542 shares issued and outstanding as of December 28, 2025 and December 29, 2024, respectively.	—	—
Shares of Class V Common Stock, $0.0001 par value; 61,249,000 shares authorized; 55,349,000 and 57,349,000 shares issued and outstanding as of December 28, 2025 and December 29, 2024, respectively.	—	—
Additional paid-in capital	1,037.0	988.5
Accumulated deficit	(326.6)	(304.7)
Accumulated other comprehensive income	3.3	13.1
Total stockholders’ equity	713.7	696.9
Noncontrolling interest	631.2	685.3
Total equity	1,344.9	1,382.2
Total liabilities and equity	$2,793.6	$2,722.9

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the fiscal years ended December 28, 2025 and December 29, 2024
(In millions)
(Unaudited)

	For the Fiscal Year Ended December 28, 2025	For the Fiscal Year Ended December 29, 2024
Cash flows from operating activities
Net (loss) income	$(7.7)	$30.7
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Impairment and other charges	0.6	—
Depreciation and amortization	82.4	70.9
Gain on sale of business	—	(44.0)
Gain on remeasurement of warrant liability	(22.8)	(10.2)
(Gain) loss on sale of assets	(9.2)	0.1
Share-based compensation	17.1	18.3
Loss on debt extinguishment	0.5	1.3
Deferred income taxes	2.4	14.1
Amortization of deferred financing costs	1.4	3.2
Changes in assets and liabilities:
Accounts receivable, net	19.1	6.8
Inventories	(17.9)	(4.6)
Prepaid expenses and other assets	(8.2)	(103.5)
Accounts payable and accrued expenses and other	54.5	123.1
Net cash provided by operating activities	112.2	106.2
Cash flows from investing activities
Purchases of property and equipment	(102.8)	(98.6)
Purchases of intangibles	—	(9.2)
Proceeds from sale of property and equipment	24.6	26.6
Proceeds from sale of business	—	167.5
Proceeds from sale of routes	26.4	26.7
Proceeds from the sale of IO notes	6.1	4.9
Purchase of IO routes and other changes in note receivables	(41.2)	(42.9)
Net cash (used in) provided by investing activities	(86.9)	75.0
Cash flows from financing activities
Borrowings on line of credit	241.0	114.5
Repayments on line of credit	(241.0)	(114.7)
Borrowings on term debt and notes payable	104.5	39.1
Repayments on term debt and notes payable	(23.9)	(173.9)
Payment of debt issuance cost	(1.7)	(0.7)
Payments of tax withholding requirements for employee stock awards	(2.2)	(1.4)
Dividends paid	(22.3)	(21.7)
Distribution to noncontrolling interest	(15.4)	(18.3)
Net cash provided by (used in) financing activities	39.0	(177.1)
Net increase in cash and cash equivalents	64.3	4.1
Cash and cash equivalents at beginning of period	56.1	52.0
Cash and cash equivalents at end of period	$120.4	$56.1

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures
(Amounts may not sum due to rounding)

Net Sales and Organic Net Sales

	13-Weeks Ended			52-Weeks Ended
(dollars in millions)	December 28, 2025	December 29, 2024	Change	December 28, 2025	December 29, 2024	Change
Net Sales as Reported	$342.2	$341.0	0.4%	$1,438.8	$1,409.2	2.1%
Impact of Dispositions	—	—		—	(4.3)
Impact of IO Conversions	—	—		—	—
Organic Net Sales (1)	$342.2	$341.0	0.4%	$1,438.8	$1,404.9	2.4%
(1) Organic Net Sales excludes the Impact of Dispositions.

Net Sales Growth Drivers

	13-Weeks Ended December 28, 2025			52-Weeks Ended December 28, 2025
(% change in prior year net sales)	Branded Salty Snacks (1)	Non-Branded & Non-Salty Snacks(2)	Total	Branded Salty Snacks (1)	Non-Branded & Non-Salty Snacks(2)	Total
Net Sales as Reported	$306.0	$36.2	$342.2	$1,271.3	$167.5	$1,438.8
Net Sales as Reported Growth Versus Prior Year	2.5%	(14.8)%	0.4%	4.7%	(14.0)%	2.1%

Volume/mix	2.1%	(15.1)%	(0.1)%	6.1%	(11.8)%	3.7%
Pricing	0.4	0.3	0.5	(1.4)	(0.2)	(1.3)
Organic Net Sales Growth Versus Prior Year	2.5%	(14.8)%	0.4%	4.7%	(12.0)%	2.4%
Divestiture	—	—	—	—	(2.0)	(0.3)
Net Sales as Reported Growth Versus Prior Year	2.5%	(14.8)%	0.4%	4.7%	(14.0)%	2.1%
(1) Branded Salty Snacks sales excluding IO unreported sales.
(2) Non-Branded & Non-Salty Snacks including IO unreported sales.

Gross Profit and Adjusted Gross Profit

	13-Weeks Ended		52-Weeks Ended
(dollars in millions)	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Gross Profit	$89.1	$87.1	$358.3	$369.1
Gross Profit as a % of Net Sales	26.0%	25.5%	24.9%	26.2%
Depreciation and Amortization	10.3	6.9	37.2	28.3
Non-Cash and other cash adjustments (1)	25.6	11.3	69.8	21.5
Adjusted Gross Profit	$125.0	$105.3	$465.3	$418.9
Adjusted Gross Profit as a % of Net Sales	36.5%	30.9%	32.3%	29.7%
(1) Non-cash and other cash adjustments includes non-cash costs related to incentive programs, asset impairments and write-offs, purchase commitments, other non-cash items, acquisition, divestiture, and integration, business and transformation initiatives, and financing-related costs.

Adjusted Selling, General and Administrative Expense

	13-Weeks Ended		52-Weeks Ended
(dollars in millions)	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Selling, General and Administrative Expense	$94.9	$79.4	$348.0	$310.1
Less:
Depreciation and Amortization in SG&A Expense	11.7	10.6	45.2	42.6
Non-Cash and other cash adjustments (1)	20.8	16.3	55.4	48.3
Adjusted Selling, General and Administrative Expense	$62.4	$52.5	$247.4	$219.2
Adjusted SG&A Expense as a % of Net Sales	18.2%	15.4%	17.2%	15.6%
(1) Non-cash and other cash adjustments includes non-cash costs related to incentive programs, asset impairments and write-offs, purchase commitments, other non-cash items, acquisition, divestiture, and integration, business and transformation initiatives, and financing-related costs.

Adjusted Net Income

	13-Weeks Ended			52-Weeks Ended
(dollars in millions, except per share data)	December 28, 2025	December 29, 2024	% Change	December 28, 2025	December 29, 2024	% Change
Net (Loss) Income	$(3.3)	$2.1	(257.1)%	$(7.7)	$30.7	(125.1)%
Income Tax (Benefit) Expense	(2.5)	13.3		7.1	38.7
(Loss) Income Before Taxes	(5.8)	15.4		(0.6)	69.4
Deferred Financing Fees	0.4	0.4		1.4	3.2
Acquisition Step-Up Depreciation and Amortization	10.7	10.5		43.6	43.5
Certain Non-Cash Adjustments	8.4	6.8		27.8	21.9
Acquisitions, Divestitures and Investments	(2.3)	11.4		22.8	(23.1)
Business Transformation Initiatives	30.8	9.7		65.4	28.1
Financing-Related Costs	0.5	0.1		1.6	0.4
Gain on Remeasurement of Warrant Liability	—	(15.5)		(22.8)	(10.2)
Other Non-Cash and/or Cash Adjustments (2)	48.5	23.4		139.8	63.8
Adjusted Earnings before Taxes	42.7	38.8		139.2	133.2
Taxes on Earnings as Reported	2.5	(13.3)		(7.1)	(38.7)
Income Tax Adjustments(1)	(7.6)	6.9		(15.0)	15.8
Adjusted Taxes on Earnings	(5.1)	(6.4)		(22.1)	(22.9)
Adjusted Net Income	$37.6	$32.4	16.0%	$117.1	$110.3	6.2%

Average Weighted Basic Shares Outstanding on an As-Converted Basis	142.9	140.9		142.0	140.8
Fully Diluted Shares on an As-Converted Basis	143.9	144.5		143.2	144.2
Adjusted Earnings Per Share	$0.26	$0.22	18.2%	$0.82	$0.77	6.5%

(1) Non-cash and other cash adjustments includes non-cash costs related to incentive programs, asset impairments and write-offs, purchase commitments, other non-cash items, acquisition, divestiture, and integration, business and transformation initiatives, and financing-related costs.

(2) Income Tax Adjustment calculated as (Loss) Income before taxes plus (i) Acquisition, Step-Up Depreciation and Amortization and (ii) Other Non-Cash and/or cash Adjustments, multiplied by a normalized GAAP effective tax rate, minus the actual tax provision recorded in the Consolidated Statement of Operations and Comprehensive Loss. The normalized GAAP effective tax rate excludes one-time items such as the impact of tax rate changes on deferred taxes and changes in valuation allowances.

Depreciation & Amortization

	13-Weeks Ended		52-Weeks Ended
(dollars in millions)	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Core D&A - Non-Acquisition-related included in Gross Profit	$8.1	$4.9	$27.5	$19.1
Step-Up D&A - Transaction-related included in Gross Profit	2.2	2.0	9.7	9.2
Depreciation & Amortization - included in Gross Profit	10.3	6.9	37.2	28.3

Core D&A - Non-Acquisition-related included in SG&A Expense	$3.2	2.1	$11.3	8.3
Step-Up D&A - Transaction-related included in SG&A Expense	8.5	8.5	33.9	34.3
Depreciation & Amortization - included in SG&A Expense	11.7	10.6	45.2	42.6

Depreciation & Amortization - Total	$22.0	$17.5	$82.4	$70.9

Core Depreciation and Amortization	$11.3	$7.0	$38.8	$27.4
Step-Up Depreciation and Amortization	$10.7	10.5	$43.6	43.5
Total Depreciation and Amortization	$22.0	$17.5	$82.4	$70.9

EBITDA and Adjusted EBITDA

	13-Weeks Ended				52-Weeks Ended
(dollars in millions)	December 28, 2025	December 29, 2024	% Change		December 28, 2025	December 29, 2024	% Change
Net Income (Loss)	$(3.3)	$2.1	257.1%		$(7.7)	$30.7	125.1%
Plus non-GAAP adjustments:
Income Tax Expense (Benefit)	(2.5)	13.3			7.1	38.7
Depreciation and Amortization	22.0	17.5			82.4	70.9
Interest Expense, Net	9.6	8.3			43.1	44.9
Interest Income from IO loans(1)	(0.8)	(0.6)			(2.2)	(2.1)
EBITDA	25.0	40.6	(38.4)%		122.7	183.1	(33.0)%
Certain Non-Cash Adjustments(2)	8.4	6.8			26.8	21.9
Acquisitions, Divestitures and Investments(3)	(2.3)	11.4			22.8	(23.1)
Business Transformation Initiatives(4)	30.8	9.7			65.4	28.1
Financing-Related Costs(5)	0.5	0.1			1.6	0.4
Gain on Remeasurement of Warrant Liability(6)	—	(15.5)			(22.8)	(10.2)
Adjusted EBITDA	$62.4	$53.1	17.5%		$216.5	$200.2	8.1%

Net income (loss) as a % of Net Sales	(1.0)%	0.6%	(160)	bps	(0.5)%	2.2%	(270)	bps
Adjusted EBITDA as a % of Net Sales	18.2%	15.6%	260	bps	15.0%	14.2%	80	bps

(1)Interest Income (IO Loans) refers to interest income that we earn from IO notes receivable that has resulted from our initiatives to transition from RSP distribution to IO distribution. (“Business Transformation Initiatives”). There is a note payable recorded that mirrors most IO notes receivable, and the interest expense associated with the notes payable is part of the Interest Expense, Net adjustment.
(2)Certain Non-Cash Adjustments are comprised primarily of the following:
Incentive programs – The Company incurred $15.6 million and $17.6 million of share-based compensation expense for awards to employees and directors associated with the 2020 Omnibus Equity Incentive Plan (the “OEIP”) for the fiscal year ended December 28, 2025 and the fiscal year ended December 29, 2024, respectively.
Loss on impairment — The Company recorded an impairment charge of $0.6 million during the fiscal year ended December 28, 2025.
Purchase commitments and other adjustments –We have purchase commitments for specific quantities at fixed prices for certain of our products’ key ingredients. To facilitate comparisons of our underlying operating results, this adjustment was made to remove the volatility of purchase commitment related unrealized gains and losses. The adjustment related to purchase commitment and other adjustments, including cloud computing, were $10.6 million and $4.3 million for the fiscal year ended December 28, 2025 and the fiscal year ended December 29, 2024, respectively.
(3)Acquisitions, Divestitures and Investments – This is comprised of start-up costs, consulting, transaction services, and legal fees incurred for acquisitions and certain potential acquisitions, in addition to expenses associated with integrating recent acquisitions and costs related to divestitures. These acquisitions and divestitures include assets related to our supply chain consolidation and transformation. Such expenses were $22.8 million for fiscal year ended December 28, 2025. Such expenses were $20.9 million for the fiscal year ended December 29, 2024, as well as a gain of $44.0 million related to the Good Health and R.W. Garcia Sale.
(4)Business Transformation Initiatives – This adjustment is related to start-up costs, consulting, professional, and legal fees incurred for specific initiatives and structural changes to the business that do not reflect the cost of normal business operations. The adjustment also includes initiatives and structural changes related to our supply chain transformation. In addition, gains and losses realized from the sale of distribution rights to IOs and the subsequent disposal of trucks, severance costs associated with the elimination of RSP positions, and enterprise planning system transition costs, fall into this category. The Company incurred such costs of $65.4 million for the fiscal year ended December 28, 2025 and $28.1 million for the fiscal year ended December 29, 2024.
(5)Financing-Related Costs – These costs include adjustments for various items related to raising debt and equity capital or debt extinguishment costs.
(6)Gains on Remeasurement of Warrant liability – In August 2025, the Warrants were fully exercised in a cashless exchange resulting in the issuance of 1,307,873 shares of the Company's Class A Common Stock. At the time of exercise the corresponding liability was extinguished, and the fair value of Warrants was recorded as an increase to equity.

Net Debt and Leverage Ratio

(dollars in millions)	As of December 28, 2025
Term Loan	$630.3
Real Estate Loan	57.0
ABL Facility	0.2
Equipment loans and Finance Leases(1)	174.7
Deferred Purchase Price	—
Gross Debt(2)	862.2
Cash and Cash Equivalents	120.4
Total Net Debt	$741.8

Last 52-Weeks Adjusted EBITDA	$216.5

Net Leverage Ratio(3)	3.4x

(1) Equipment loans and finance leases include leases accounted for as finance leases under US GAAP and loans for equipment.
(2) Includes Term Loan B, ABL Facility, Equipment Loans, and Finance Leases. Excludes amounts related to guarantees on IO loans which are collateralized by routes. The Company has the ability to recover substantially all of the outstanding IO loan value in the event of a default scenario, which historically has been uncommon.
(3) Based on trailing twelve month Adjusted EBITDA of $216.5 million.